EXHIBIT 23.1

Consent of Pender Newkirk & Company, CPAs
Independent Registered Certified Public Accountants

Board of Directors and Shareholders
UTEK Corporation
Plant City, Florida

     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the UTEK Corporation Amended and Restated Employee Stock Option Plan and the UTEK Corporation Amended and Restated Non-Qualified Stock Option Plan of our report dated March 5, 2004 with respect to the December 31, 2003 consolidated financial statements, including schedules of investments of UTEK Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/

Pender Newkirk & Company
Certified Public Accountants
Tampa, Florida
July 9, 2004